Exhibit 107

Calculation of Filing Fee Tables
424(b)5
(Form Type)

bicycle therapeutics PLC

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, nominal value £0.01 per share	Rule 456(b) and 457(r)	10,823,530(1)	$21.25	$230,000,012.50	0.00011020	$25,346	-	-	-	-
Fees to be Paid	Equity	Non-Voting Ordinary Shares, nominal value £0.01 per share	Other	4,705,882	$21.25(2)	-(2)	0.00011020	-(2)	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-		-	-	-	-	-	-
	Total Offering Amounts					$230,000,012.50		$25,346
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$25,346

(1)	Equals the aggregate number of Ordinary Shares (including Ordinary Shares represented by American Depositary Shares, or ADSs) to be registered hereunder and includes 1,411,764 Ordinary Shares that may be offered and sold in the form of ADSs, pursuant to the exercise in full of the underwriters’ option to purchase additional ADSs.

(2)	Reflects the aggregate number of Ordinary Shares to be issued upon the re-designation of the Non-Voting Ordinary Shares. Accordingly, the entire fee is allocated to the Ordinary Shares.

(3)	Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form S-3 (File No. 333-272488) on May 26, 2023 was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith.